ADMINISTRATION SERVICE AGREEMENT

Schedule A

FUNDS TO BE SERVICED

Jacobs & Company Mutual Fund

The Rational Investor Fund

Abacus Value Fund

The Biondo Fund

Critical Math Fund

This schedule was amended on December 19, 2005 to add the Biondo and Critical Math Funds

ADMINISTRATION SERVICE AGREEMENT

Schedule B-5

Critical Math Fund

FEES AND EXPENSES

Annual fee for the Fund, which is the greater of:

$40,000 minimum	or	10 basis points or 0.10%on the first $100 million of net assets 8 basis points or 0.08% on the next $150 million of net assets 6 basis points or 0.06% on net assets greater than $250 million

THE ABOVE FEES ARE SUBJECT TO THE FOLLOWING DISCOUNTS:

20% discount of service fees in first year

15% discount of service fees in second year

10% discount for all future years

Plus Out-of-Pocket Expenses, which include, but are not limited to:

Postage, Courier and Stationery

Programming, Special Reports

Proxies, Insurance

EDGAR filing @ $8.00 per page

Chief Compliance Officer Fees (CCO)

Retention of records

Federal and State regulatory filing fees

Certain insurance premiums

Travel (as requested by the Fund)

Expenses related to Board of Trustees’ meetings

Auditing and legal expenses

Blue Sky conversion expenses (if necessary)

NASDAQ charges

All other out-of-pocket expenses

(Fees are billed monthly)

STATE REGISTRATION (BLUE SKY) FEES:

The fees enumerated above include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(l) DUTIES OF THE ADMINISTRATOR) for three (3) states. Each additional state registration requested will be subject to the following fees per fund:

                       Initial registration ............... $295.00

                       Registration renewal ........... $150.00

                       Sales reports (if required) ... $  25.00

All special reports and/or analyses requested by the Fund shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

               GFS Senior Staff…..$150.00 per hour

               GFS Junior Staff…...$ 75.00 per hour

               MIS Staff …………$200.00 per hour

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Administrative Services Agreement dates May 19 2005, this 13th day of July, 2005.

NORTHERN LIGHTS FUND TRUST                                       GEMINI FUND SERVICES, LLC

(for Critical Math Fund)

By:_/s/ Michael J. Wagner______________                By:_/s/ Andrew Rogers________________________

      Michael J. Wagner, President                                        Andrew Rogers, Senior Vice President